EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman, President and Chief Executive Officer

– Conference Call –

First Quarter 2007 Earnings Announcement

April 24, 2007

Los Angeles, California

Good morning and thank you for joining us.

Consistent with our strategy of focusing on our core areas, we just announced two separate transactions with BP. First, Oxy will acquire for cash BP’s West Texas pipeline system in the Permian Basin. Second, BP will acquire for cash Oxy’s interests in Pakistan.

When this transaction closes in the third quarter, it will further strengthen Oxy’s industry-leading position in the Permian. It will add to our current Permian pipeline assets and will give us a total of 3,844 miles of pipelines in the region with a capacity to transport approximately 190,000 barrels per day from the Permian basin to the market hub at Cushing, Oklahoma.

The exiting of Pakistan, which follows our departure from Russia in January, will further focus our efforts into our major core areas.

As you may have read in the press, we have recently submitted proposals for the development of two major sour gas fields to ADNOC officials in the United Arab Emirates. Abu Dhabi has the fifth largest gas reserves in the world. This project has been reported to require an estimated total future capital investment of $10 billion with production estimated at well over a billion cubic feet per day for 25 to 30 years.

In addition, we are in the advanced stages of negotiations on other large oil and gas development projects in our core Middle East/North Africa region.

Before I turn the call over to Steve Chazen, I would like to update you on the Dolphin Project in which we have a 24.5 percent interest. The 230-mile-long natural gas pipeline has been fully tested. Currently, about 300 million cubic feet per day of gas supplied by a third-party is moving through the pipeline system to markets in Dubai. We expect Dolphin gas to begin flowing to the market in July with full-scale production building to an initial two billion cubic feet per day around year-end. I would like to remind everyone that this project was structured to generate a steady stream of cash and earnings for the next 25 years.

I’ll now turn the call over to Steve.

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

First Quarter 2007 Earnings Announcement

April 24, 2007

Los Angeles, California

Thank you, Ray.

Net income for the quarter was $1.212 billion, or $1.43 per diluted share, compared to $1.231 billion, or $1.43 per diluted share in the first quarter of 2006. First quarter 2007 core results were $831 million, or $0.98 per diluted share, compared to $1.153 billion, or $1.34 per diluted share in the first quarter of 2006. The 2007 first quarter core results exclude, net of tax: a $412 million gain from the sale of our interest in Russia, a $109 million gain from litigation settlements, a $110 million charge for the completion of a cash tender offer for various debt issues and a $30 million provision for a plant closure.

On a segment basis, oil and gas first quarter 2007 core results, which exclude the gains from the Russian sale and the litigation settlements, were $1.549 billion, compared to $1.910 billion for the first quarter of 2006. The following factors accounted for the change in oil and gas earnings between these quarters:

•	Lower worldwide oil and gas price realizations resulted in a decrease of $233 million of earnings over the comparable period in 2006, of which $96 million was from gas price reductions.

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The average price of West Texas Intermediate crude oil for the first quarter 2007 was $58.24 per barrel which was $5.24 per barrel lower than the first quarter 2006 price of $63.48. Occidental’s average realized price in the 2007 first quarter was $3.60 lower than in the comparable period in 2006.

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The NYMEX gas price for the quarter was $7.17, compared to $11.42 for the first quarter 2006. Oxy’s domestic average realized gas price for the quarter was $6.38, down from $8.36 for the first quarter 2006.

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Worldwide oil and gas production for the quarter averaged 587,000 barrels of oil equivalent per day – an increase of 4 percent compared with 563,000 BOE production in the first quarter of last year. The production for both quarters excludes volumes of the Russian non-operated asset sold on January 18, 2007.

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The production improvement was a result of the Vintage and Plains acquisitions and higher Middle East production in the first quarter. An incident at Elk Hills involving the natural gas gathering lines reduced our net production for the quarter by 14,000 BOE per day.

•	Our guidance for the first quarter was in the range of 590,000 to 600,000 BOE per day. We were slightly under this range due to the February incident at Elk Hills.
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Exploration expense of $102 million in the quarter was in line with our previous guidance. The first quarter 2007 expense was $31 million higher than the first quarter of 2006, with the increase coming from Colombia and the Middle East / North Africa.

Oil and gas operating costs were $11.71 a barrel compared to last year’s $11.23 a barrel, and increased about 2% from the fourth quarter.

Chemical segment earnings for the first quarter 2007 of $137 million was lower than our fourth quarter conference call guidance. January was a strong month; however, industry demand weakened through February and March leading to lower margins. Chemicals earned $250 million in last year’s first quarter. The primary factor that accounted for the quarter-to-quarter difference was lower margins for chlor-alkali and PVC.

Net interest expense, excluding debt retirement charges, was $9 million during the first quarter 2007, compared to $29 million in the 2006 first quarter.

Cash flow from operations for the quarter was approximately $1.6 billion. We received total proceeds of $485 million from the sale of our interest in the Russian joint venture. We used $785 million of the company’s cash flow to fund capital expenditures, $815 million to repurchase debt and $185 million to pay dividends. In addition, we spent $320 million to repurchase 7.0 million common shares at an average price of $45.89 per share. These net cash outlays reduced our $1.6 billion cash balance at the end of last year by $100 million to $1.5 billion at March 31. Debt was $2.24 billion at the end of the quarter, with non-current debt of $1.7 billion.

The weighted average basic shares outstanding for the first quarter were 841.0 million and the weighted average diluted shares outstanding were 846.5 million. At March 31, there were 838.1 million basic shares outstanding and the fully dilutive share amount was approximately 843.6 million.

Oxy’s annualized return on equity was 25 percent, with an annualized return on capital employed of 24 percent, despite having increased shareholder equity to $20.2 billion, compared to $18 billion a year ago.

As we look ahead in the current quarter:

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We expect oil and gas production to be in the range of 585,000 to 600,000 BOE per day during the second quarter. The second quarter is expected to include some reduction from PSCs and one less lifting compared to the first quarter production. The previously announced BP transactions will not affect production until their expected closing in the third quarter. We expect this rate to continue until Dolphin comes on stream in the third quarter.

•	A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $40 million before the impact of income taxes.
•	A swing of 50-cents per million BTUs in gas prices has a $24 million impact on quarterly earnings before income taxes. The NYMEX gas price for the first quarter was $7.17 per thousand cubic feet.
•	We expect exploration expense to be about $110 million for seismic and drilling for our Libya and South American exploration programs.
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We expect chemical segment earnings to be in the range of $150 to $160 million, compared to the $137 million in the first quarter. Chlorine demand, particularly into vinyls, was weaker in the first quarter, however this has led to a tightening market for its co-

product, caustic soda. We expect caustic soda prices and margins to increase in the second quarter.
•	We expect interest expense to be about $10 million in the second quarter.
•	We will redeem all of the outstanding $276 million of the 8.25% Vintage Petroleum, LLC senior notes on May 1, 2007.
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We expect our combined worldwide tax rate in the second quarter to remain about 49 percent. Our first quarter U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

Copies of the press release announcing our first quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation
Return on Capital Employed (%)
($ Millions)		Three
		Months	Annualized
Reconciliation to Generally Accepted Accounting Principles (GAAP)	2006	2007	2007
GAAP measure - earnings applicable to common shareholders	4,191	1,212
Interest expense	131	181
Tax effect of interest expense	(46)	(63)
Earnings before tax-effected interest expense	4,276	1,330
GAAP stockholders' equity	19,252	20,217
DEBT
GAAP debt
Debt, including current maturities	2,790	2,140
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	75	75
Total debt	2,890	2,240
Total capital employed	22,142	22,457
Return on Capital Employed (%)	21.2	6.0	23.9